Exhibit 10.1

PRIVATE & CONFIDENTIAL
Emmanuel Babeau
Email delivery

Lausanne, February 28, 2020

Dear Mr. Babeau,

We are pleased to confirm the following terms and conditions of your employment with Philip Morris Products S.A. (hereafter referred to as the "Company"):

Position

You will be appointed Chief Financial Officer, reporting to Mr. André Calantzopoulos, Chief Executive Officer PMI, and based in Lausanne, Switzerland.

Effective Date

This contract will be effective as of May 1, 2020 (the “Effective Date”) for an indefinite period of time.

Annual Base Salary

Your gross annual base salary, to be paid in 13 installments, will be Swiss Francs (CHF) 1,200,004.--, corresponding to your grade, which is 26.

The 13th installment will be pro-rated for the number of months worked, and paid to you in November.

Sign-On Stock Awards

You will be granted on the later of (1) the date you start employment or (2) the date the Committee approves the stock awards:

I.	Restricted Stock Units (“RSUs”) with a fair market value of CHF 5,000,000.--. This stock grant is scheduled to vest in two equal installments, in February 2021 and in February 2022 respectively.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Sign-On Stock Awards (cont’d)

II.	Stock units with a fair market value of CHF 3,300,000.-- granted as follows:

(a)	40% in the form of RSUs and

(b)	60% in the form of Performance Share Units (“PSUs”). The performance measures and targets for the PSUs will be reflected in the respective award statement.

(c)	Both RSUs and PSUs are scheduled to vest in February 2023.

III.
It is understood that you will act in good faith and make every effort to agree with your current employer regular vesting of your stock awards due to vest in March 2020. Should your current employer cancel your stock awards scheduled to vest in March 2020, you will be entitled to an additional stock grant based on the value of the cancelled awards. Such stock award will be subject to a specific approval of the Board of Directors and the Compensation and Leadership Development Committee of the Board of Directors of Philip Morris International Inc.

You will be entitled to receive dividend equivalents during the vesting periods for the RSUs. You will receive dividend equivalents on your vested PSUs after the end of the performance period when the company performance is certified and the final number of vested PSUs is determined.

The stock awards will be subject to the terms of the 2017 Performance Incentive Plan and the applicable stock agreements.

Incentive Compensation Award Program

As a grade 26 employee, you will be eligible to participate in the Incentive Compensation (“IC”) Award Program, which is administered at the sole discretion of the Committee pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time). Each eligible employee has an annual IC award target that assumes a PMI company performance rating and an individual performance rating of 100.

For a grade 26 employee, the current target is 125% of annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 1.

Stock Award Program

As a grade 26 employee, you will be eligible to participate in the Stock Award Program, which is administered at the sole discretion of the Committee pursuant and subject to the terms of the 2017 Performance Incentive Plan (or any similar plan adopted by the Company from time to time) and the applicable stock agreements. Each eligible employee has an annual stock award target that assumes an individual performance rating of 100.

For a grade 26 employee, the current target is 275% of annual base salary. Targets are reviewed annually by the Company and are made available to employees under the PMI 23-G4 Guidelines Global Variable Compensation Programs Annex 2.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Stock Award Program (cont’d)

The Incentive Compensation and Stock Award Programs are discretionary and do not obligate the Company to make an award nor entitle employees to receive an award. Eligibility to participate in the Programs does not guarantee receipt of an award and receiving an annual award does not guarantee receipt of an award in the future. Any awards that are made may be higher or lower than the targets mentioned above. Targets may be amended at the discretion of the Company at any time without prior notice.

Vacation Days

Your vacation entitlement is 25 working days per calendar year. For every incomplete calendar year your entitlement will be calculated pro rata temporis.

In addition, the Company grants (i) two Floating Days per calendar year, that may be taken at any time during the year (these two days cannot be carried over to the following year), and (ii) two fixed days as company holidays in addition to the public holidays of the Canton de Vaud. It corresponds to the current Company practice, that the Company keeps the right to change at any time without notice or compensation.

Fidelity Premium

For each completed year of service, the Company pays a cumulative bonus of CHF 150.-- on each anniversary of the Effective Date, up to a maximum of CHF 3,000.-- for 20 years of service.

Termination of Employment

This contract shall be terminable in accordance with Swiss law. Each party may terminate the agreement for the end of a month by giving one month notice within the first year of employment, two months notice from the second to ninth year of employment or three months notice as of the tenth year of employment.

Should the Company unilaterally terminate your employment within 24 (twenty-four) months of the Effective Date (reference: end of employment date as notified by the employer) for a reason which does not constitute a “Cause” as defined in this section, and provided you shall execute the separation agreement proposed by the Company, the Company shall offer you the following severance conditions (gross amounts):

(a)	A severance lump sum corresponding to two years base salary.

(b)	An amount in lieu of your Incentive Compensation for two years, calculated with individual and PMI company performance ratings both at 100.

(c)	All unvested Restricted Stock Units (RSUs) grants made to you will fully vest. The shares acquired must be held for at least one year following the accelerated vesting date.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Termination of Employment (cont’d)

(d)
Your unvested Performance Share Units (PSUs) will vest at the scheduled vesting date to the extent the PMI performance targets are achieved as certified by the Committee as set out in the applicable award agreements, prorated based on the number of months you were employed between the award date and the vesting date of each award. If the respective PSU agreements entitle you to full or accelerated vesting under the circumstances set forth in such agreements, such provisions shall govern.

In consideration of the above mentioned conditions, you agree that the period of 24 months following the end of employment date will serve as a worldwide non-compete period with no further compensation.

Should the Company unilaterally terminate your employment for a date beyond 24 (twenty-four) months of the Effective Date (reference: end of employment date as notified by the employer) for a reason which does not constitute a ‘Cause’ as defined in this section, and provided you shall execute the separation agreement proposed by the Company, the Company shall offer you the following severance conditions (gross amounts):

(a)	A severance lump sum corresponding to one annual base salary.

(b)
Your Incentive Compensation prorated until the end of employment date, (a) based on actual individual and PMI company performance ratings if the termination of employment is on or after June 30 or (b) otherwise, based on individual and PMI company performance ratings both at 100; provided that in case of (a), the payment shall be made after the performance is determined in the normal course.

(c)	All unvested Restricted Stock Units (RSUs) grants made to you will fully vest. The shares acquired must be held for at least one year following the accelerated vesting date.

(d)
Your unvested Performance Share Units (PSUs) will vest at the scheduled vesting date to the extent the PMI performance targets are achieved as certified by the Committee as set out in the applicable award agreements, prorated based on the number of months you were employed between the award date and the vesting date of each award. If the respective PSU agreements entitle you to full or accelerated vesting under the circumstances set forth in such agreements, such provisions shall govern.

In consideration of the above mentioned conditions, you agree that the period of 24 months following the end of employment date will serve as a worldwide non-compete period with no further compensation.

The PMI policy regarding the adjustment or recovery of compensation shall also apply to the severance conditions stipulated under this section.

The treatment of compensation granted under the PMI performance incentive plans upon a change of control shall be governed by the applicable performance incentive plan.

Any individual tax and social security obligations that may arise under the severance conditions stipulated under this section in any jurisdiction are solely the employee's. The Company will have no responsibility, directly or indirectly, with respect to such obligations, including any obligation to pay, reimburse or gross up any payments to the employee.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Termination of Employment (cont’d)

For the purposes of this section, “Cause” means termination because of:
(i) continued failure to substantially perform the employee’s job duties (other than resulting from incapacity due to disability) after a written demand by the Company (or any of its subsidiaries or affiliates, as the case may be) that identifies the manner in which the Company (or any of its subsidiaries or affiliates, as the case may be) has reasonably determined that the employee has not performed his or her duties;
(ii) gross negligence in the performance of the employee’s job duties, willful misconduct, or a material violation of Company policy (including the PMI code of conduct), that the Company has reasonably determined has resulted in, or is likely to result in, a material and demonstrable detriment to the business, operations, properties, financial condition or reputation of the Company (or any of its subsidiaries or affiliates);
(iii) the employee’s conviction of a felony or a plea of nolo contendere by the employee with respect to a felony.

Pension Fund

In accordance with the Swiss Federal Pension Law (“LPP”), you will become a member of the “Caisse de pension Philip Morris en Suisse” (the “Pension Fund”), providing old age, disability, and survivor’s benefits. For further details, please refer to the Pension Fund regulations.

Your contribution to the Pension Fund will be deducted each month from your salary according to the current Pension Fund regulations.

Swiss Social Security Schemes (AVS/AI/APG/AC)

Contributions to the various Swiss Federal insurance schemes will be deducted from your compensation each month in accordance with the applicable Swiss laws.

Accident Insurance

In accordance with Swiss Federal Insurance Law (LAA), you are automatically covered for accident in the event of occupational or non-occupational accidents. This cover is paid for by the Company.

Health Insurance

If you wish, you may join the Company group health insurance contract. Employees and their eligible dependents (spouse and dependent children up to age 18 or up to age 25 if full-time students or apprentices) can enroll into this group health insurance scheme. The Company bears a portion of the insurance premium cost. No Company contributions will be paid if you choose to arrange an individual cover outside the group scheme.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Salary Continuation in the Event of Sickness

In accordance with the regulations of the Company’s insurer, 100% of the annual base salary is paid for up to 2 years from the first day you are unable to work. This cover is paid for by the Company without affecting the right of each party to end the contract.

Life Insurance

In accordance with the regulations of the Company’s insurer and in coordination with the Pension Fund, you are provided with an insurance cover in case of death and permanent disability paid for by the Company.

Office Working Hours

The weekly basic work schedule is 40 hours spread over 5 days, from Monday to Friday, based on a full time occupational rate. You understand and agree that your annual base salary includes all compensation for time worked in excess of the basic work schedule, and that there will be no extra compensation for such work. For further details, please refer to the People & Culture Department.

Relocation Expenses

With prior approval of the People & Culture Department, the Company will pay a remover selected by the Company to pack, transport, store if necessary, and unpack your household goods from your home address in France to Switzerland, in accordance with Company Policy. The Relocation Services Department will coordinate this with you. Your move should take place within eighteen months from the Effective Date.

The Company will also pay you a relocation allowance amounting to CHF 34,014.-- to assist you with expenses related to your relocation from your home address in France to Switzerland. This amount will be subject to social security deductions and will be taxable.

The Company will also pay for the travel costs associated with your relocation from your home address in France to Switzerland, in accordance with the Company’s business travel policy.

Temporary Accommodation

In accordance with Company policy, temporary accommodation will be provided to you for up to 30 days.

Tax Assistance

The Company will pay the fees of tax advisers chosen by the Company on the first and second occasions you are required to complete a tax declaration in Switzerland (provided you are still employed by the Company at this time). This entitlement may be subject to income tax and/or social security deductions if applicable, which the Company does not compensate. Should you not opt for this benefit, please send a note at YOURHR@pmi.com within three months from the Effective Date of the contract.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Tax Assistance (cont’d)

After this initial period, the Company will either (i) pay the fees of tax advisers chosen by the Company on the occasions you are required to complete a tax declaration in Switzerland subject to you contributing for CHF 3,500.-- per year (amount to be deducted from your salary) or (ii) pay you an allowance of CHF 1,500.-- per year in lieu of tax assistance. This entitlement may be subject to income tax and/or social security deductions if applicable.

You must indicate your preference by sending a note at YOURHR@pmi.com. Should no preference be indicated, the Company will automatically opt for the second (ii) option.

Company Car (or Cash Allowance / Yearly Travel Pass)

You will be entitled to a company car in accordance with Company policy.

If you choose not to receive a company car, you may opt for a cash allowance or a travelcard in Switzerland for you and your partner in accordance with Company policy.

Taxability of Benefits

Certain benefits described in this contract are subject to income tax and social security deductions. Please also take into account that the tax and social security treatment of all benefits may change in the future according to Swiss law or Company policy. Details may be obtained from the People & Culture Department.

Data Protection

The Company will, in the course of its business, process personal data relating to you (for example, personal details, bank account information, or automated records of your use of information systems, or information required for building access control systems).

The Company may also in the course of its business, process personal information relating to other persons whose personal information you provide, such as your relative(s) or partner(s) (“Your Contacts”) (for example contact details or information in connection with employee benefits).

You give your consent to the Company to:

(a)
process your personal information for its, and its Affiliates’, business purposes. Those purposes include legal, personnel, administrative and management purposes (including, for example: payroll administration; correspondence; IT systems development, operation and maintenance; building access controls; performance review, and talent management);

(b)
process your sensitive personal data (for example data relating to health), where this is necessary for the administration of the employment relationship, and is permitted by law (for example, to administer health benefits);

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Data Protection (cont’d)

(c)	make your personal information available to its Affiliates for them to process for their own benefit, for the same purposes as described above;

(d)	make your personal information available, and to permit the Company’s Affiliates also to make your personal information available:

(i)
to third parties who provide products or services to the Company or its Affiliates (such as advisers, payroll administrators, and information services providers) for the same purposes as described above; and

(ii)	to other third parties, where required or permitted by law, including: regulatory authorities; potential or future employers; and governmental or quasi-governmental organisations.

You also confirm that, before providing us with personal information of Your Contacts, you will obtain their consent to the Company processing their data as above.

As a multi-national organisation, PMI transfers personal information globally. You consent to the transfer of your personal information, as outlined above, either within or outside Switzerland and including where the country or territory in question does not maintain data protection standards that are equivalent to those of Switzerland. In all cases, PMI will implement adequate measures for the treatment of the data in accordance with PMI 03-C.

You may request access to the personal information that we hold about you, or request the correction or deletion of your personal information, by contacting your People & Culture Department.

Confidential Information

Consistent with your obligations under Swiss law, you undertake not to disclose any Confidential Information, whether before, during or after your employment by the Company, and upon termination of your employment to return any Confidential Information in tangible or electronic form in your possession. For these purposes “Confidential Information” means any trade secrets and other proprietary information pertaining to the Company or its affiliates, which has not been made available to the general public by an authorized representative of the Company or its affiliates, whether patentable or not, including for example any idea, formula, technique, invention, process, program, business, marketing and sales plans, financial, organizational and sales data, and similar information in line with all Company Records & Information Management (RIM) policies, procedures, and guidelines.

The Company may provide you with information and/or documents with respect to your future position before the Effective Date, and some of them may be of confidential nature. You expressly agree that this section "Confidential information" applies to any confidential information and/or documents you may have access to before the beginning of your employment.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Intellectual Property Rights

You hereby assign to the Company to the fullest extent permitted by law, throughout the world and for the entire term of protection, all copyrights (including all rights in software and databases) and neighboring rights in the works created by you, alone or with others, within and outside your contractual duties, while performing your activity for the Company. If and to the extent that an assignment of any of such rights is not permitted under applicable law, you agree not to assert them and authorize the Company to exercise such rights on your behalf. In particular, the Company shall have the unrestricted right to exercise the author's moral rights in the works, including without limitation the right to alter the works, create derivative works and to determine whether, when, how and under what name the works shall be published.

Concerning the inventions, patents and designs generated by you alone or with others while performing your employment activity for the Company:

a)	If they have been generated within your contractual duties, they belong to the Company, regardless of whether they are protectable or not, and no specific compensation is due to you by the Company;

b)
If they have been generated outside the performance of your contractual duties, the Company is entitled to acquire them. In this case, if you make such invention/patent/design, you shall promptly inform the Company thereof in writing. If the Company declares that it wishes to acquire such invention/patent/design, you shall be entitled to an appropriate special compensation, which shall be determined by taking into account all circumstances, such as the business value of the invention, patent or design, the contribution of the Company or its auxiliary persons, the utilization of the Company's installations, as well as your expenses and your position within the Company.

All tangible and/or intangible work results (including without limitation all documents, drawings, samples, know-how, trade secrets, concepts and ideas) and any intellectual property rights therein, which are generated by you, alone or with others, within and outside your contractual duties while performing your employment activity for the Company, shall belong to the Company.

Save for the special compensation according to the subsection b) above, you shall not be entitled to any compensation for the rights granted to the Company under this Section "Intellectual Property Rights" in addition to the salary agreed between the parties.

Insofar as a transfer of Intellectual Property Rights would be required, you shall at the Company's first request, co-operate and perform all actions that the Company may deem desirable or necessary to effectuate or formalize such transfer.

The provisions of this Section "Intellectual Property Rights" shall survive the termination or expiration of the employment relationship.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Company Property

Furthermore upon termination of your employment, you should return to the Company and/or its affiliates all paper and electronic files and documents, tapes, CD’s, and copies thereof and other items belonging to the Company and its affiliates, irrespective of their source and origin, including Company corporate cards, telephone cards, keys, access and identification cards, computers, and, if requested, will certify that this has been done to the best of your belief and that you also comply with all Company Records & Information Management (RIM) policies, procedures, and guidelines before your departure.

The settlement of any outstanding expenses due to the Company, including, but not limited to any outstanding balance on the account of the corporate card issued in your name could be set-off with any payable sums.

Duties of the Employee

You shall complete your tasks and promote the affairs of the Company diligently and carefully, and shall safeguard the interests of the Company. You have to exercise your responsibilities, functions, duties and powers in compliance with applicable laws and regulations and with the strategies and guidelines of the Company, and will comply with the codes, principles, practices and procedures that are applicable within the Company, as issued or amended during the employment relationship.
You may remain member of one board of directors provided that such membership does not create any conflict of interest with respect to the Company. Membership in any other board of directors must be terminated latest effective December 31, 2020.

Governing Law, Applicable Policies and Jurisdiction

The validity, construction and performance of this agreement shall be governed by the laws of Switzerland without regard to its conflict of law provisions and shall be subject to the exclusive jurisdiction of the competent courts of the Canton de Vaud, Switzerland. The Policies and Procedures of the Company, Philip Morris International, as amended or newly issued from time to time, shall also apply.

Miscellaneous

The foregoing represents the basis of your employment with the Company. Please indicate your acceptance thereof by signing and returning one copy of this contract to us by February 29, 2020 the latest. After this date this contract will become null and void.

Should you have any questions, feel free to contact Mr. Constantin Romanov, Global Head of Total Rewards.

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01

Miscellaneous (cont’d)

Regarding administrative matters, the People & Culture Department will contact you during your first weeks of employment.

We look forward to your joining Philip Morris Products S.A. in Lausanne, and remain,

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ RALF ZYSK
Constantin Romanov Global Head of Total Rewards	Ralf Zysk Global Head of People Sustainability, Employee Relations

Read and approved:	/s/ EMMANUEL BABEAU	Date:	28/02/2020
(Emmanuel Babeau)

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01